AGREEMENT AND PLAN OF REORGANIZATION


      This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made on November 17, 1995 between CROWLEY, MILNER AND COMPANY, a Michigan corporation ("Crowley's"), and the several shareholders of STEINBACH STORES, INC., an Ohio corporation ("Steinbach"), listed on the signature page hereof (collectively, the "Shareholders").


      The Shareholders are the owners of all of the issued and outstanding capital stock of Steinbach. The Shareholders and the Board of Directors of Crowley's have determined that it is in the best interests of Steinbach, Crowley's, and the Shareholders to consummate the acquisition by Crowley's of all of the Common Stock of Steinbach held by the Shareholders (the "Reorganization"). The parties hereto desire that the Reorganization be made on the terms and subject to the conditions set forth in this Agreement and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      In consideration of the premises and subject to the representations, warranties, covenants and other terms and conditions contained herein and for the consideration herein provided, the parties agree as follows:


   I. REORGANIZATION.

     1.1 Exchange of Steinbach and Crowley's Common Stock. Subject to and upon the representations, warranties, covenants, agreements, terms and conditions in this Agreement, at the Closing (as defined herein) and as of the Closing Date (as defined herein), Crowley's shall acquire from the Shareholders and the Shareholders shall deliver to Crowley's an aggregate of 100 shares of Common Stock, without par value (the "Steinbach Common Stock"), of Steinbach, constituting all of the issued and outstanding shares of the capital stock of Steinbach, in exchange for shares of Common Stock of Crowley's (the "Crowley's Common Stock") in an aggregate amount equal to that number of shares of Crowley's Common Stock, rounded downward to the nearest 100 shares, that shall be closest to forty-five percent (45%) (or such lower percentage as shall be required pursuant to Section 1.5(b) hereof) of the then issued and outstanding shares of Crowley's Common Stock (the "Consideration"). Each share of Steinbach Common Stock shall be exchanged for one percent (1%) of the Consideration.

     1.2 Nature of Consideration. It is expressly acknowledged and agreed that the shares of Crowley's Common Stock delivered in payment of the Consideration hereunder shall not be registered under the federal securities laws or under any securities or Blue Sky laws of the several states, provided that the Shareholders shall have the rights arising under the Registration Rights Agreement (as defined in Section 5.5 hereof). Notwithstanding anything in this Agreement to the contrary, in no event shall the determination of the Consideration be adjusted due to the increase or decrease of the closing price of the Common Stock on the American Stock Exchange (i.e., the national securities exchange on which such Common Stock is listed for trading).

      1.3 Procedure for Exchange of Shares. At the Closing and as of the Closing Date, Crowley's will furnish the Shareholders with a certificate or certificates representing that number of whole shares of Crowley's Common Stock which the Shareholders are entitled to receive pursuant to Section 1.1 in exchange for certificates representing all of the issued and outstanding Steinbach Common Stock. The certificates representing all such shares of Crowley's Common Stock will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE
SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH LAWS OR AN EXEMPTION
THEREFROM.

      1.4 Closing of Steinbach Transfer Records. After the close of business on the Closing Date, transfers of shares of Steinbach Common Stock outstanding prior to the Closing Date shall not be made on the stock transfer books of Steinbach.

      1.5   Adjustments to Consideration.

            (a) Determination of Steinbach's Net Book Value. The net book value of Steinbach's assets and liabilities as at the close of business on December 30, 1995 (i.e., "Steinbach's Net Book Value") shall be determined in the manner described below:

                  (i) Audit. Within thirty (30) days after December 30, 1995 (i.e., January 29, 1996), the Shareholders, at the Shareholders' sole cost and expense, shall prepare a balance sheet as at the close of business on December 30, 1995 (the "December 1995 Balance Sheet") in accordance with generally accepted accounting principles and in accordance with the procedures set forth on Exhibit 1.5 of the Disclosure Exhibits (as defined herein), and shall deliver same to Crowley's. It is acknowledged and agreed that, without limiting the procedures to be set forth on such Exhibit 1.5, (x) for purposes of determining Steinbach's Net Book Value, neither the December 1995 Balance Sheet nor Steinbach's Net Book Value shall contain or reflect any of the Excluded Assets (as defined herein) or the Excluded Liabilities (as defined herein) or any of the actions to be taken by the Shareholders with respect to the disposition thereof as contemplated in Sections 4.9 and 4.10 hereof, and (y) for purposes of determining Steinbach's Net Book Value, the fixed assets shall be determined at Steinbach's historical cost and not in accordance with generally accepted accounting principles. Steinbach's independent auditors shall thereupon audit the December 1995 Balance Sheet and deliver their report thereon to the Shareholders and Crowley's within sixty (60) days after December 30, 1995 (i.e., February 28, 1996).

                (ii) Review and Observation. With respect to the performance of such audit, the Shareholders agree that Crowley's and its independent auditors and other representatives, shall have the right to review and observe the performance of such audit and shall have full and complete access during regular business hours and after reasonable notice to all books and accounts, workpapers and other records and files relating to such audit. The Shareholders shall use their best efforts to provide such access to all workpapers and supporting collateral documents relating to the audit in the possession or control of Steinbach's independent auditors or other representatives.

               (iii) Final Determination. Steinbach's Net Book Value as determined on the December 1995 Balance Sheet shall be binding and conclusive on the parties hereto unless within thirty (30) days after delivery (pursuant to subsection (i)) to Crowley's of the results of such audit certifying Steinbach's Net Book Value, Crowley's gives written notice to Steinbach of Crowley's objection to any item thereon. In the event such an objection is made, any item not objected to shall be binding and conclusive on the parties hereto and if the parties are unable to reach agreement with respect to any item objected to within fifteen (15) days after Crowley's notice of objection, the determination of the respective office's of the independent auditors of Crowley's and the Shareholders as to any such item shall be binding and conclusive on the parties hereto. If the offices of the independent auditors representing the Shareholders and Crowley's cannot agree within twenty (20) days after the expiration of the aforementioned fifteen
      (15) day period, at the option of either the Shareholders or Crowley's, any item so disputed shall be submitted to Arthur Andersen LLP or such other third independent auditors mutually selected by the Shareholders and Crowley's; determinations thus made shall be binding upon the parties hereto. Each party shall pay the cost of its own independent auditors for services rendered in this process and shall bear one-half (1/2) of the cost of the third independent auditors, if one is selected.

                (ii) Time of Final Determination. The parties hereto shall use their best efforts to complete the final determination of Steinbach's Net Book Value no later than seventy-five (75) days after December 30, 1995 (i.e., March 15, 1996).

            (b)   Adjustments.

                  (i)   On or Prior to Closing.

                        (A) If the final determination of Steinbach's Net Book Value pursuant to Section 1.5 hereof occurs on or prior to the Closing and is less than $9 million but greater than $6 million, then the Consideration as to which the Shareholders are entitled to receive as described above in
            Section 1.1 shall be adjusted such that the aggregate percentage of the then issued and outstanding shares of Crowley's Common Stock comprising the Consideration shall be decreased by 0.25% for each $100,000 increment (or portion thereof) by which Steinbach's Net Book Value is less than $9 million (the "Adjusted Consideration"). For example, (1) if Steinbach's Net Book Value is finally determined to be $8,750,000, then the Adjusted Consideration shall be 44.25% (i.e., 45.00% - 0.75%) of the then issued and outstanding shares of Crowley's Common Stock, and (2) if Steinbach's Net Book Value is finally determined to be $8,200,000, then the Adjusted Consideration shall be 43.25% (i.e., 45.00% -
            1.75%) of the then issued and outstanding shares of Crowley's Common Stock.

                        (B) However, if either of the events described below in subsections (1) or (2) occur, then the provisions of
            Section 1.1 and the procedures relative to the Adjustment Amount described in this Section 1.5(b)(i) shall be of no force or effect and the parties shall use their best efforts to agree upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock: (1) if the final determination of Steinbach's Net Book Value pursuant to Section 1.5 hereof occurs on or prior to the Closing and is less than $6 million; or (2) if the net book value of Crowley's assets and liabilities as at the close of business on December 30, 1995, with the so-called LIFO reserve for inventory added to such value, as determined by Crowley's based upon its books and records ("Crowley's Net Book Value") is less than $12.15 million.

                (ii)    After Closing.

                        (A) If the final determination of Steinbach's Net Book Value pursuant to Section 1.5 hereof occurs after the Closing and is less than $9 million but greater than $6 million, then each of the Shareholders shall deliver to Crowley's within five (5) business days of such final determination of Steinbach's Net Book Value a certificate or certificates representing such number of shares of Crowley's Common Stock equal to the difference between (A) the Consideration which each of the Shareholders received at the Closing as described above in Section 1.1, and (B) the Consideration which each of the Shareholders would have received at the Closing as described above in Section 1.1 substituting the appropriate Adjusted Consideration for the Consideration. For example, (1) if Steinbach's Net Book Value is finally determined to be $8,750,000, then the Shareholders shall deliver to Crowley's shares of Crowley's Common Stock equal to an aggregate of 0.75% of the issued and outstanding shares as at the Closing Date (i.e., 45.00% - 44.25%), and (2) if Steinbach's Net Book Value is finally determined to be $8,200,000, then the Shareholders shall deliver to Crowley's shares of Crowley's Common Stock equal to an aggregate of 1.75% of the issued and outstanding shares as at the Closing Date (i.e., 45.00% - 43.25%).

                        (B) However, if either of the events described below in subsections (1) or (2) occur, then the parties shall use their best efforts to agree upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock and, after reaching such agreement, shall take such actions as are necessary to reduce the Consideration received by the Shareholders at the Closing in accordance with such agreement: (1) if the final determination of Steinbach's Net Book Value pursuant to Section 1.5 hereof occurs after the Closing and is less than $6 million; or (2) if Crowley's Net Book Value is less than $12.15 million.


  II. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

      The Shareholders, jointly and severally, hereby represent, warrant, and covenant to Crowley's, on and as of the date hereof, as follows:

     2.1 Organization and Standing. Steinbach is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Steinbach is qualified and in good standing as a foreign corporation to do business in Connecticut, New Hampshire, New Jersey, New York and Vermont and, other than the foregoing, Steinbach is not required to be licensed or qualified except where such failure to be so qualified or in good standing would not have a material and adverse effect on the Acquired Assets (as defined herein), the results of operations, the financial condition or the future prospects of the Acquired Business (as defined herein), or relate in any material and adverse way to the transactions contemplated in this Agreement (a "Material Adverse Effect"). Steinbach has all requisite corporate power and authority and all licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect.

      2.2 Authority and Action. Steinbach has full corporate power and authority to enter into this Agreement and each of the other agreements, instruments and other documents to be delivered at the Closing (as defined herein) or thereafter by Steinbach pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. The Shareholders have full power and authority to enter into this Agreement and each of the other agreements to be delivered at the Closing or thereafter by the Shareholders pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. This Agreement, as well as the other agreements to be delivered at the Closing or thereafter by Steinbach and/or by the Shareholders, are collectively referred to as the "Steinbach Delivered Documents". All corporate action required to be taken by or on the part of Steinbach to authorize the execution and delivery of this Agreement and the Steinbach Delivered Documents and to authorize Steinbach to perform and consummate the transactions contemplated hereby and thereby have been, or prior to the Closing will be, duly and properly taken. This Agreement and each of the Steinbach Delivered Documents have been or will be duly executed and delivered by Steinbach and by the Shareholders. This Agreement and each of the Steinbach Delivered Documents constitute valid and binding obligations of Steinbach and of the Shareholders and, except to the extent enforcement may be restricted by bankruptcy or other laws affecting creditors rights of general applicability and general principles of equity, are enforceable in accordance with their respective terms.

      2.3   Financial Information; Undisclosed Liabilities.

            (a) Schedule 2.3 of the Disclosure Schedules (as defined herein) will contain certain financial information relative to the financial condition and results of operations of Steinbach and the Acquired Business, including, without limitation, financial information relative to (i) balance sheets and statements of income as of and for the fiscal year ended January 28, 1995 ("Steinbach's Most Recent Fiscal Year End"), and (ii) balance sheets and statements of income as of and for the period beginning on January 29, 1995 and ending on the most recent practicable date ("Steinbach's Most Recent Fiscal Month End") (collectively, the "Steinbach Financial Information"). Except as set forth in Schedule 2.3 of the Disclosure Schedules, the Steinbach Financial Information (x) has been prepared in accordance with the books and records of Steinbach, (y) is true and correct and present fairly the results of operations for the periods then ended and the financial condition as of the dates indicated, and (z) has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

            (b) Except as disclosed in Schedule 2.3 of the Disclosure Schedules, Steinbach has no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for (i) liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained within the Steinbach Financial Information, and (ii) liabilities which have arisen after the date of Steinbach's Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      2.4 Capitalization and Ownership of Steinbach. The entire authorized capital stock of Steinbach consists of 850 shares of Steinbach Common Stock, without par value, of which 100 shares are issued and outstanding. The Shareholders own all of the Steinbach Common Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. All of the issued and outstanding shares of Steinbach Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any shares of Steinbach Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of Steinbach Common Stock. Except for this Agreement, none of Steinbach nor the Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require a Shareholder or Steinbach to sell, transfer, or otherwise dispose of any shares of Steinbach Common Stock. Steinbach does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. The Shareholders constitute all of the shareholders of Steinbach.

      2.5   Acquired Assets -- General.

            (a) Ownership. Except as described in Schedule 2.5 of the Disclosure Schedules and except for the Excluded Assets (as defined below), Steinbach owns and has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, located on the Acquired Stores (as defined below), or shown in the Steinbach Financial Information or acquired after the date thereof, free and clear of all liens, claims, encumbrances, security interests, and other restrictions ("Liens").

            (b) Utilization of Assets. Except for the Excluded Assets, Steinbach's assets (the "Acquired Assets") constitute all or substantially all of the assets (tangible or intangible) being used by Steinbach in the operation of the business related to the Acquired Stores and the Acquired Assets (the "Acquired Business") as presently conducted.

            (c) Location. Except as described in Schedule 2.5 of the Disclosure Schedules and except for the Excluded Assets, all of the Acquired Assets are now, and on the Closing Date will be, in Steinbach's possession and located at the Acquired Stores.

      2.6 Inventory. All of Steinbach's inventory related to the Acquired Stores (the "Steinbach Inventory"), including the Steinbach Inventory reflected in the Steinbach Financial Information, is accounted for on the first-in, first-out (FIFO) basis and is in good and saleable condition, all of the Steinbach Inventory for the Summer 1995 and Fall 1995 retail selling seasons has been written down in accordance with Steinbach's normal standards and past practices and with appropriate reserves therefor reflected in the Steinbach Financial Information and all of the Steinbach Inventory which is obsolete, damaged or below standard quality has been written down in accordance with Steinbach's normal standards and past practices and with appropriate reserves therefor reflected in the Steinbach Financial Information.

      2.7 Condition of Assets. Except as disclosed on Schedule 2.7 of the Disclosure Schedules, all of the machinery, equipment, fixed assets, furniture, fixtures, leasehold improvements and other tangible personal property which are owned or otherwise used by Steinbach in the Acquired Business is in good, useable condition and repair, ordinary wear and tear and routine maintenance excepted, and in conformity with all material applicable ordinances, regulations and other laws.

      2.8   Relationship with Suppliers.  Except as disclosed on Schedule
2.8 of the Disclosure Schedules, with respect to the Acquired Business, no information has come to the attention of Steinbach or the Shareholders which might reasonably lead it to believe that any suppliers of Steinbach relating to the Acquired Business would or intend to cease dealing with Steinbach or would or intend to alter or modify the amount of such supplier's dealings with Steinbach in the event of the consummation of the transactions contemplated hereby, except to the extent such cessation or modification would not have a Material Adverse Effect.

      2.9   Intellectual Property.

            (a) Set forth on Schedule 2.9 of the Disclosure Schedules will be a list of all of Steinbach's intellectual property rights used in and related to the Acquired Business, including, without limitation, (i) all trademark registrations and applications therefor and all tradenames and trademarks, whether or not registered or registrable, and the goodwill pertaining thereto (including, without limitation, the name "Steinbach" and variations thereof), (ii) all copyrights, whether or not registered, (iii) all patents and pending patent applications, (iv) all trade secrets, (v) all know-how, computer programs and software, and other related items and other data used in and related to the Acquired Business, (vi) all trademark licenses, royalty agreements, patent licenses and other licenses used in the Acquired Business, and (vii) all causes of action for infringement by third parties of the foregoing (collectively, the "Steinbach Intellectual Property").

            (b) Except for the Steinbach Intellectual Property and except for any rights that may exist under common law, there are no patents, patent applications, copyrights, trademarks or trade names owned by or registered in the name of Steinbach and there are no licensing agreements with respect to any patents, patent applications, trademarks or trade names to which Steinbach is a party either as a licensor or licensee. Steinbach has no knowledge of and has received no notice of any conflict with, or any infringement of, third party-owned patents, patent applications, copyrights, trademarks, tradenames, trade secrets, know-how, or inventions caused by Steinbach's use of or ownership interest in the Steinbach Intellectual Property. Steinbach has no knowledge of and has received no notice of any conflict with, or any infringement of, the Steinbach-owned Steinbach Intellectual Property caused by a third-party's use of or ownership interest in the Steinbach Intellectual Property. No officer, director, shareholder or employee of Steinbach, or any affiliate of the foregoing or of Steinbach, has an ownership interest in or claim with respect to any of the Steinbach Intellectual Property.

      2.10  Contracts and Other Commitments.

            (a) Set forth on Schedule 2.10 of the Disclosures Schedules will be a description or a list, as of the date of the Disclosure
Schedules, of the following contracts and other agreements to which Steinbach is a party:

                  (i) The leases and agreements, together with all amendments and modifications thereof, and a list of all agreements pursuant to which such leases and agreements have been subordinated to any mortgages and other liens, pertaining to the premises at each of the Acquired Stores, which description shall include, for each such lease and agreement and for each such subordination agreement, its execution date, all of the parties thereto, store number and location (the "Lease Contracts").

                (ii) The purchase orders or contracts for the purchase by Steinbach from third parties of merchandise, products or services in the ordinary course of business.

               (iii) All other material contracts or agreements of Steinbach which will remain in effect as of the Closing Date, including, without limitation, the following:

                        (A)   all of the material contracts or
            commitments with respect to the so-called licensed or leased departments in the several Acquired Stores.

                        (B) all material contracts or commitments for the performance or receipt of services or for the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character, except for (1) purchase orders for inventory in the ordinary course of business, (2) other purchase orders for furniture, fixtures or equipment which, in the aggregate, involve less than $5,000 and (3) contracts terminable at will by Steinbach upon thirty (30) days' notice.

                        (C) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                        (D) all written agreements with sales agents, purchasing agents, distributors, dealers and representatives;

                        (E)   all other leases and subleases of any
            property, real or personal, with respect to which Steinbach is either lessor or lessee;

                        (F)   all loan or credit agreements and any
            agreements of guarantee, indemnity or suretyship;

                        (G) any agreement concerning confidentiality or noncompetition;

                        (H)   any agreement with any of the Shareholders;

                        (I) any agreement under which Steinbach has advanced or loaned any amount to any of its directors, officers, or leased employees, other than travel advances, outside the ordinary course of business;

                        (J) any other contract or agreement (or group of related contracts or agreements) the performance of which involves consideration in excess of $10,000 or any other contract or agreement with a term in excess of one year; and

                        (K) any other agreement or understanding (oral or written) under which the consequences of a default or termination could have a material adverse effect on Steinbach's business, financial condition, operations, results of operations or future prospects.

The foregoing are collectively referred to as the "Contracts".

            (b) Crowley's will be given true and correct and complete copies of all written instruments evidencing the Contracts or summaries of all oral Contracts on or before the delivery of the Disclosure Schedules and on or prior to the Closing shall be given true and correct copies of all written instruments evidencing the Contracts or summaries of all oral Contracts as updated after the date thereof.

            (c) All of the Contracts are in full force and effect and are valid and binding obligations of the parties thereto in accordance with their respective terms. There exists no condition, event or act (including, without limitation, the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would (i) become a default or an event of default, or would constitute a breach of any provision of any such Contracts, or (ii) would permit the acceleration of any obligation of any party thereto or the creation of a lien or encumbrance upon any of the Acquired Assets. Steinbach has not received any notice of default from any of the other parties to any of the Contracts and, to the best of Steinbach's knowledge, Steinbach is not in material default under any of the Contracts. As to each of the Lease Contracts, all rent and other charges have been paid through the date set forth in Schedule 2.10 of the Disclosure Schedules..

      2.11 Licenses. Steinbach currently holds all necessary licenses, permits and approvals of all applicable federal, state and local authorities with respect to the operation of the Acquired Business and the ownership of the Acquired Assets (collectively, the "Steinbach Licenses"), except where the failure to hold such Steinbach Licenses would not have a Material Adverse Effect. Set forth on Schedule 2.11 of the Disclosure Schedules will be a list of such Steinbach Licenses. All such Steinbach Licenses are in good standing and there is no investigation or proceeding pending or threatened with respect to such Steinbach Licenses.

      2.12  Litigation and Investigations.  Except as set forth on
Schedule 2.12 of the Disclosure Schedules, there are no actions, suits, claims, demands, legal or administrative proceedings or governmental investigations existing or, to the best knowledge of Steinbach, threatened against or affecting Steinbach, the Acquired Business, or any of its property or assets, nor any judgments, decrees, orders, rulings, writs or injunctions specifically referring to Steinbach which (either by reason of adherence or default) may have a material and adverse effect on Steinbach's business (including the Acquired Business), properties or assets, prospects or financial condition or relate in any way to the transactions contemplated in this Agreement.

      2.13  Labor Relations and Employee Matters.

            (a) Except as described on Schedule 2.13 of the Disclosure Schedules, Steinbach is not a party to any written sales representative agreement, consulting agreement or other independent contractor agreement with respect to the sale of merchandise or services by Steinbach in the Acquired Stores. Steinbach is not aware of any circumstances which would reasonably characterize the contracts between Steinbach and its employees as anything other than at will.

            (b) Except as described on Schedule 3.14 of the Disclosure Schedules, (i) there is no collective bargaining agreement or union contract binding on Steinbach with respect to the operation of Acquired Business, (ii) there is no labor strike, dispute, slowdown, organization drive, stoppage or other material labor difficulty, pending or, to the best knowledge of Steinbach, threatened against Steinbach with respect to the operation of the Acquired Business, and (iii) there are no disputes, claims or grievances involving employees of Steinbach or by others concerning employment with Steinbach threatened, pending against or otherwise affecting Steinbach, other than in the ordinary course of business. Steinbach is not a party to any pending unfair labor practice charge nor do there exist any facts which would provide a basis for the filing of such a charge.

            (c) Steinbach has previously delivered to Crowley's a list of all of Steinbach's employees (identifying those involved in the Acquired Business) and the location of their employment, together with a statement of the current annual or weekly compensation thereof and any bonus or other benefits payable thereto.

            (d) With respect to all of Steinbach's employees who will potentially suffer a loss of employment prior to the Closing Date, Steinbach shall comply with the applicable requirements, if any, of the federal Worker Adjustment and Retraining Notification Act (the "WARN Act"), as well as any state laws equivalent thereto, and shall promptly notify Crowley's as to any notices or other actions taken by Steinbach with regard to such Act or such state laws. Steinbach shall, on behalf of Steinbach and Crowley's, as the case may be, issue such notices as are required under the WARN Act, as well as any state laws equivalent thereto, in connection with Steinbach's intended closing of one or more facilities as contemplated in Section 4.9 hereof. Such notices shall be given sufficiently in advance of any time of closing of such facilities so that neither Steinbach's nor Crowley's will be liable under the WARN Act, or under any state laws equivalent thereto, for any penalty or payment in lieu of such notice to any employee or governmental entity.

      2.14  Employee Benefit Matters.

            (a) Schedule 2.14 of the Disclosure Schedules will contain a true and complete list of all plans, contracts, programs and arrangements, including, but not limited to, employment agreements, union contracts and supplemental agreements, pensions, profit sharing arrangements, bonuses, deferred compensation, retirement, stock option, severance, medical and hospitalization, insurance, vacation, dependent care, salary continuation, severance and other employee benefit plans, programs or arrangements, now or at any time maintained by Steinbach or under which Steinbach has or had any obligations in respect of any employee of Steinbach (the "Steinbach Plans"). All current and prior material documents, including all amendments thereto, with respect to each Steinbach Plan will be listed on Schedule 2.14 of the Disclosure Schedules and will be delivered to Crowley's on or before the delivery of such Disclosure Schedules. With respect to each "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as will be listed in Schedule
2.14 of the Disclosure Schedules, true and complete copies of the following will be delivered to Crowley's on or before the delivery of such Disclosure Schedules: (i) all current and prior plan and trust documents, if any, and summary plan descriptions relating thereto, (ii) the three most recent annual actuarial valuation reports, if any, (iii) the five most recently filed Form 5500s or 5500-C/Rs and Schedules A, B and P thereto, as applicable, (iv) all IRS rulings, if any, and (v) the most recent IRS determination letter, if any.

            (b) Except as specifically set forth in Schedule 2.14 of the Disclosure Schedules, with respect to any and all of the Steinbach
Plans: (i) all the "employee pension benefit plans", within the meaning of Section 3(2) of ERISA, to be listed in Schedule 2.14 of the Disclosure Schedules, and the trusts, if any, forming a part thereof (each referred to herein as a "Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code; (ii) the IRS has issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust, if any, and has not taken any action to revoke such letter; (iii) Steinbach has performed all obligations required to be performed by it under the Steinbach Plans (including, but not limited to, the making of all contributions required by any collective bargaining agreement), is not in default under or in violation of, and has no knowledge of any such default or violation by any other party to, any and all of the Steinbach Plans; (iv) to the best of Steinbach's knowledge, Steinbach is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations applicable to such Steinbach Plans, including but not limited to ERISA and the Code; (v) neither Steinbach nor, to the best knowledge of the Shareholders, any other "disqualified person" or "party in interest", within the meanings of Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, which could, following the Closing Date, subject any Steinbach Plan (or its related trust), Crowley's, Steinbach, or any officer, director or employee of Crowley's or Steinbach, to any material tax or penalty imposed under the Code or ERISA; (vi) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Steinbach, threatened against any Steinbach Plan or against the assets of any Steinbach Plan; (vii) no Steinbach Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency", as such term is defined in Code Section 412(a), whether or not waived, nor does any such Steinbach Plan have any unfunded "current liability" (as defined in Code Section 412(1)(7)); (viii) each "plan official", within the meaning of Section 412 of ERISA, of each Steinbach Plan is bonded to the extent required by such Section 412; (ix) no proceeding has been initiated to terminate any Steinbach Plan and no "reportable event", within the meanings of Section 4043(b) or 4063(a) of ERISA, has occurred with respect to any Steinbach Plan (other than those which may result from the transactions contemplated hereby); (x) no Steinbach Plan is a "multiple employer plan", within the meaning of the Code or ERISA, or a "multiemployer plan", within the meaning of Section 3(37) of ERISA; (xi) Steinbach has complied with the reporting and disclosure requirements of ERISA and with applicable federal and state securities laws; (xii) there are no leased employees (as defined in Code
Section 414(n)) that must be taken into account under any Steinbach Plan pursuant to Code Section 414(n)(3); (xiii) no retiree benefits are payable pursuant to any "employee welfare benefit plan" (as defined in ERISA Section 3(1)) and there are no agreements in effect that would obligate Steinbach to pay any such benefits in the future; (xiv) each Steinbach Plan which is a "group health plan" (as defined in Code Section 5000(b)) complies and in each case has complied in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code Section 4980(B) (commencing on January 1, 1989); and (xv) each employee welfare benefit plan (as defined in (xiii) preceding, including any such plan which covers former employees of Steinbach), may be amended or terminated by Steinbach or by Crowley's on or at any time after the Closing Date.

            (c) With respect to each Steinbach Plan which is subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA: (i) as of the Closing Date, Steinbach shall have made all required premium payments to the PBGC; (ii) the termination of or withdrawal from any such Steinbach Plan, on or prior to the Closing Date, has not and will not subject Steinbach or Crowley's to any liability (other than routine administrative expenses) to the PBGC or to any other person or party; (iii) no amendment of such Steinbach Plan has occurred which required or could require Steinbach or Crowley's to provide security to such Steinbach Plan under Code Section 401(a)(29); and (iv) the termination of, or withdrawal from, any such Steinbach Plan during any part of the 60 calendar month period ending on the Closing Date has not and will not subject Steinbach or Crowley's to any liability to the PBGC or to any other person.

            (d) The market value of the net assets of each Steinbach Plan which is subject to Title IV of ERISA is at least equal to the actuarial present value of the benefit liabilities (as defined in ERISA
Section 4041) under the Steinbach Plan, based on actuarial methods, tables and assumptions satisfactory to Crowley's, which present value is not less than the projected benefit obligation for such Steinbach Plan under FAS 87; all required contributions to each such Steinbach Plan have been made and the contribution for the period from the first day of the current plan year to the Closing Date for each such Steinbach Plan shall have been made or accrued by the Steinbach Plan sponsor in accordance with the current actuarial report prepared with respect to the Steinbach Plan by the Steinbach Plan's actuary; and no events have occurred or are expected to occur with respect to any such Steinbach Plan that would cause a material change in the market value of the net assets (other than market fluctuations) or in the present value of the benefit liabilities thereunder.

            (e) Steinbach has made or will have made all required employer contributions, including any salary deferrals and matching contributions, to each Steinbach Plan which is a defined contribution plan (as defined in ERISA Section 3(34)) for all prior plan years and for the current plan year through the Closing Date.

            (f) Between the date of this Agreement and the Closing Date, no Steinbach Plan will (i) be terminated, (ii) be amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder, or (iii) be amended in any manner which would materially increase the cost of maintaining such Steinbach Plan.

      2.15  Environmental Laws.

            (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) The term "Environmental Laws" shall include, without limitation, any and all federal, state or local laws (including, statutes, regulations, ordinances, codes, rules, policies, guidelines and other governmental restrictions and requirements and any common law doctrines) relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, products, and recycled materials, which shall include, but not be limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Toxic Substance Control Act, regulations, ordinances, codes, rules, policies, guidelines and other governmental restrictions and requirements of the Environmental Protection Agency, state governmental authorities, and local governmental authorities.

                (ii) The terms "hazardous substance," "release" and "threatened release", "solid waste" and "disposal" (or "disposed") shall have the meanings specified in the Environmental Laws; provided, however, in the event multiple Environmental Laws define any such term, and any one Environmental Law defines such term more broadly than any other, or any amendment broadens the meaning of any term defined therein, such broader meaning shall apply.

               (iii) The term "Hazardous Materials" shall include, without limitation, (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants, effluents, dredge or fill material or any related materials or substances as defined in, identified in or regulated by any of the Environmental Laws, as defined herein (including but not limited to any "hazardous substance" as defined in CERCLA, as amended by the Superfund Amendments and Reauthorization Act, 42 USC Sec. 9601 et. seq., or "hazardous waste" as defined in RCRA), and (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, explosives, known and suspected carcinogens, petroleum products and by-products (including any fraction thereof) and radon.

            (b)   Except as described on Schedule 2.15 of the Disclosure
Schedules:

                  (i) No Hazardous Materials are currently or have been stored (unless stored in compliance with all applicable Environmental Laws), released, emitted or disposed of, or otherwise deposited, at, on, in, under or about the Acquired Stores or at any other real property owned, operated or leased by Steinbach prior to the date hereof (collectively, the "Steinbach Real Property").

                (ii) No activity has been undertaken on the Steinbach Real Property that would cause or is likely to have caused:

                        (A) The Steinbach Real Property to become a treatment, storage or disposal facility within the meaning of the Environmental Laws;

                        (B)   A release or threatened release of any
            Hazardous Materials in any quantity that requires investigation, reporting, or clean up under any applicable Environmental Laws; or

                        (C) The discharge of Hazardous Materials into the air, any surface water, ground water, wetlands or other water source or system thereof, or the dredging or filling of any waters or wetlands, that would require a permit under the Environmental Laws.

               (iii) There are no substances or conditions at, on, in, under or about the Steinbach Real Property that may give rise to a claim or cause of action under the Environmental Laws.

                (iv)    There are not, and never have been, any
      underground storage tanks located in, on or under the Steinbach Real Property.

                  (v) With respect to the operation of the Acquired Business and the use of the Acquired Stores, as well as the operation and use of any other portions of the Steinbach Real Property which may be the subject of the Non-Acquired Stores Operation Agreement (as defined herein), Steinbach has obtained all permits, licenses and other authorizations required under the Environmental Laws relating to pollution or protection of the environment (indoor or outdoor, relating to air, land, water (i.e., surface water, ground water, wetlands or other water source or system thereof), waste (hazardous or non-hazardous), noise, odor or otherwise), and all such permits, licenses and other authorizations are in full force and effect as of the date hereof. To the best of Steinbach's and the Shareholders' knowledge, Steinbach is and has at all times been in full compliance with all such permits, licenses and authorizations, and is, as of the date hereof, in full compliance with all such Environmental Laws related thereto.

                (vi) Steinbach is not aware of, and has not received any notice of, (A) any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Steinbach Real Property, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, or (B) any past, present or future events, conditions, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws with respect to the Acquired Stores or the Acquired Business, as well as any other portions of the Steinbach Real Property which may be the subject of the Non-Acquired Stores Operation Agreement (as defined herein), or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation with respect to the Steinbach Real Property.

               (vii) The Steinbach Real Property has not and never have been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or, to the knowledge of Steinbach, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

              (viii) Steinbach has disclosed and delivered to Crowley's all material environmental reports and investigations which Steinbach has ever obtained or ordered or which Steinbach has in its possession or control with respect to environmental, health and safety matters with respect to the Steinbach Real Property.

                (ix) To the best of Steinbach's and the Shareholders' knowledge, the Steinbach Real Property in full compliance with all Environmental Laws.

      2.16 Compliance with Laws. Except for the Environmental Laws (which are the subject of Section 2.15 hereof), Steinbach is not in violation of any applicable laws, statutes, regulations, rules, orders or other requirements of any governmental authority, the violation of which might have a Material Adverse Effect. There is no pending or, to Steinbach's knowledge, threatened review or investigation of an alleged violation by Steinbach of any such laws, statutes, regulations, rules, orders or other requirements.

      2.17  Tax Matters.

            (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) The term "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

                (ii) The term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               (iii)    The term "Tax Return" means any return,
      declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (b) Steinbach has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Steinbach (whether or not shown on any Tax Return) have been paid. Steinbach is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Steinbach does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Steinbach that arose in connection with any failure (or alleged failure) to pay any Tax, except with respect to Taxes not yet due and payable.

            (c) Steinbach has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder, or other third party.

            (d) No Shareholder, director or officer (or employee responsible for Tax matters) of Steinbach expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Steinbach either (i) claimed or raised by any authority in writing, or
(ii) as to which any Shareholder, director or officer (or employee responsible for Tax matters) of Steinbach has knowledge based upon personal contact with any agent of such authority. Schedule 2.17 of the Disclosure Schedules will list all federal, state, local, and foreign income Tax Returns filed with respect to Steinbach for taxable periods ended on or after December 31, 1993 that have been audited or that currently are the subject of audit. Steinbach has delivered to Crowley's correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Steinbach since September 1, 1994.

            (e) Steinbach has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) Steinbach has not filed a consent under Code Section 341(f) concerning collapsible corporations. Steinbach is not a party to any Tax allocation or sharing agreement. Steinbach (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any person under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) Schedule 2.17 of the Disclosure Schedules will set forth, as of the most recent practicable date, (i) the basis of Steinbach in its assets, and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Steinbach.

            (h) The unpaid Taxes of Steinbach (i) did not, as of Steinbach's Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as at Steinbach's Most Recent Fiscal Month End (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Steinbach in filing its Tax Returns.

            (i) The Shareholders will prepare and file all Tax Returns and will pay all Taxes related thereto relative to Steinbach which are required to be filed and paid on or before the Closing Date.

      2.18 Insurance Coverage. Steinbach presently maintains and has at all times prior to the date hereof, maintained liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its business. Schedule 2.18 of the Disclosure Schedules will set forth a complete and correct list of all insurance policies maintained by Steinbach with respect to the Acquired Business and the Acquired Stores, and identifies the insurance company, type of coverage, expiration date and annual premium for each.

      2.19  No Material Adverse Change.  Except as set forth in Schedule
2.19 of the Disclosure Schedules, since Steinbach's Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, properties, results of operations, financial condition or future prospects of Steinbach, or any circumstance which, by reason of passage of time or otherwise, may reasonably be expected to result in any such material adverse change. Without limiting the generality of the foregoing, Steinbach has not taken any action or agreed to or otherwise committed to take any action, except in the ordinary course of business and consistent with past practice or as set forth on Schedule 2.19 of the Disclosure Schedules.

      2.20 Investment. The Shareholders (a) understand that the shares of Crowley's Common Stock which the Shareholders will receive pursuant to
Section 1 above are not registered under the Securities Act, or under any state securities law, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) are acquiring the Crowley's Common Stock solely for their own account for investment purposes, and not with a view to the distribution thereof, (c) are a sophisticated investor with knowledge and experience in business and financial matters, (d) have received certain information concerning Crowley's and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Crowley's Common Stock, (e) are able to bear the economic risk and lack of liquidity inherent in holding the Crowley's Common Stock and (f) are an accredited investor a defined in Regulation D promulgated under the Securities Act.

      2.21 Real Property Matters. Except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach does not own, or have the obligation to purchase, any real property. Except for the Lease Contracts and except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach is not a party to any lease of real property, nor is Steinbach under any obligation to become a party to any lease of real property. Except as described in Schedule 2.21 of the Disclosure Schedules, Steinbach has no interest in any real property nor the obligation to acquire an interest in any real property. The Shareholders shall deliver to Crowley's on or before the delivery of the Disclosure Schedules a correct and complete copy of any lease of real property to which Steinbach is a party or any other material document relating to the ownership of an interest in real property by Steinbach.

      2.22 No Default. Steinbach is not in breach or violation of, and neither the execution and delivery of this Agreement or the Steinbach Delivered Documents by Steinbach or the Shareholders nor performance of or compliance with its or their terms will result in a breach or violation of, (a) the Articles of Incorporation or Bylaws of Steinbach,
(b) any agreement, indenture, mortgage, lease or other obligation or instrument to which Steinbach or the Shareholders are a party or their respective assets are subject, except where such breach or violation would not have a Material Adverse Effect, or (c) any law, statute, rule, regulation or any judgment, order or decree to which Steinbach is a party or by which Steinbach or any of its properties or assets may otherwise be subject, except where such violation or breach would not have a Material Adverse Effect.

      2.23 Insider Interests. Schedule 2.23 of the Disclosure Schedules will set forth each interest which any present officer, director, shareholder or significant employee of Steinbach has in the Acquired Assets or pertaining to the Acquired Business, and all loans or advances outstanding to Steinbach from any such person or employee or from Steinbach to any such person or any employee, and any other business relationship between Steinbach and any such person other than in his capacity as an officer, director, shareholder or significant employee.

      2.24 Sensitive Transactions. To the best of Steinbach's knowledge, neither Steinbach nor any employee, agent or representative thereof has directly or indirectly used funds or other assets of Steinbach for illegal contributions, gifts, or payments to or for the benefit of any governmental official or employee.

      2.25 Fees and Commissions. Neither Steinbach nor any Shareholder has agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of Steinbach or any Shareholder in connection with this Agreement and the transactions contemplated hereby.

      2.26 Misstatement or Omission. No representation or warranty by the Shareholders in this Agreement or in the Steinbach Delivered Documents, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Except as already disclosed in this Agreement or in the Steinbach Delivered Documents, there are no events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a Material Adverse Effect.


 III. REPRESENTATIONS AND WARRANTIES OF CROWLEY'S.

      Crowley's represents, warrants and covenants to the Shareholders, on and as of the date hereof, as follows:

      3.1 Organization and Standing. Crowley's is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

      3.2 Authority and Action. Crowley's has full corporate power and authority to enter into this Agreement and each of the other agreements, instruments and other documents to be delivered at the Closing or thereafter by Crowley's pursuant to this Agreement or otherwise and to perform and consummate the transactions contemplated herein and therein. This Agreement, as well as the other agreements to be delivered at the Closing or thereafter by Crowley's, are collectively referred to as the "Crowley's Delivered Documents". All corporate action required to be taken by or on the part of Crowley's Board of Directors to authorize the execution and delivery of this Agreement and the Crowley's Delivered Documents and to authorize Crowley's to perform and consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and each of the Crowley's Delivered Documents have been or will be duly executed and delivered by Crowley's. This Agreement and each of the Crowley's Delivered Documents constitute valid and binding obligations of Crowley's and, except to the extent enforcement may be restricted by bankruptcy or other laws affecting creditors rights of general applicability and general principles of equity, are enforceable in accordance with their respective terms.

      3.3 Capitalization of Crowley's. The authorized capital stock of Crowley's consists entirely of 4,000,000 shares of Common Stock. As of the date hereof, 966,069 shares of Crowley's Common Stock were validly issued and outstanding, fully paid and nonassessable. Except as described on ANNEX A attached hereto, there are no outstanding options or convertible securities or , to Crowley's knowledge, other agreements or commitments relating to Crowley's Common Stock, including, without limitation, (a) all rights to purchase shares under outstanding options granted under the 1992 Crowley, Milner and Company Incentive Stock Plan, as amended, and under the 1995 Crowley, Milner and Company Director Stock Option Plan, and (b) all shares of Crowley's Common Stock subject to that certain Restricted Stock Agreement, dated August 24, 1994 and as amended March 22, 1995, between Crowley's and Dennis P. Callahan.

      3.4 Crowley's Common Stock. Upon consummation of the Reorganization and the delivery of a certificate or certificates representing the Crowley's Common Stock to the Shareholders in payment of the Consideration, such shares of Crowley's Common Stock will be duly authorized, validly issued, fully paid and nonassessable. The shares of Crowley's Common Stock to be delivered by Crowley's to the Shareholders in the Reorganization will be "voting stock" within the meaning of the Code.

      3.5 Crowley's SEC Documents; Financial Information. Exhibit 3.5 of the Disclosure Exhibits will set forth true and complete copies of the documents that Crowley's was required to file with the Securities and Exchange Commission (the "SEC") for the period of January 1, 1995 through the date of the Disclosure Exhibits pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Crowley's SEC Documents"). None of the Crowley's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Crowley's included in the Crowley's SEC Documents complied in all material respects with applicable accounting requirements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Crowley's as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

      3.6   Absence of Certain Changes or Events; Undisclosed
Liabilities.

            (a) Except as disclosed in Crowley's SEC Documents filed by Crowley's with the SEC prior to the date of this Agreement, since January 28, 1995 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of Crowley's that either individually or in the aggregate would have a material adverse effect on the financial condition of Crowley's.

            (b) Except as disclosed in Exhibit 3.6 of the Disclosure Exhibits or in Crowley's SEC Documents, Crowley's has no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except for (i) liabilities set forth on the face of the balance sheets (rather than in any notes thereto) contained within Crowley's SEC Documents, and (ii) liabilities which have arisen after January 28, 1995 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      3.7 Inventory. Each item of Crowley's inventory ("Crowley's Inventory") is accounted for on the last-in, first-out (LIFO) basis and is in good and saleable condition, all of Crowley's Inventory for the Summer 1995 and Fall 1995 retail selling seasons has been written down in accordance with Crowley's normal standards and past practices and with appropriate reserves therefor reflected in the Crowley's financial statements and all of Crowley's Inventory which is obsolete, damaged or below standard quality has been written down in accordance with Crowley's normal standards and past practices and with appropriate reserves therefor reflected in the Crowley's financial statements.

      3.8   Litigation and Investigations.  Except as set forth on
Exhibit 3.8 of the Disclosure Exhibits, there are no actions, suits, claims, demands, legal or administrative proceedings or governmental investigations existing or, to the best knowledge of Crowley's, threatened against or affecting Crowley's, its business, or any of its property or assets, nor any judgments, decrees, orders, rulings, writs or injunctions specifically referring to Crowley's which (either by reason of adherence or default) may have a material and adverse effect on their business, properties or assets, prospects or financial condition or relate in any way to the transactions contemplated in this Agreement.

      3.9   Labor Relations and Employee Matters.

            (a) Crowley's is not a party to any written sales representative agreement, consulting agreement or other independent contractor agreement with respect to the sale of merchandise or services by Crowley's in its several stores.

            (b) There is no collective bargaining agreement or union contract binding on Crowley's with respect to the operation of its business. There is no labor strike, dispute, slowdown, organization drive, stoppage or other material labor difficulty, pending or, to the best knowledge of Crowley's, threatened against Crowley's with respect to the operation of its business. There are no disputes, claims or grievances involving employees of Crowley's or by others concerning employment with Crowley's threatened, pending against or otherwise affecting Crowley's, other than in the ordinary course of business. Crowley's is not a party to any pending unfair labor practice charge nor do there exist any facts which would provide a basis for the filing of such a charge.

      3.10 Environmental Matters. Except as described on Exhibit 3.10 of the Disclosure Exhibits:

            (a) No Hazardous Materials are currently or have been stored (unless stored in compliance with all applicable Environmental
Laws), released, emitted or disposed of, or otherwise deposited, at, on, in, under or about the premises at Crowley's several store or at Crowley's headquarters and distribution center ("Crowley's Premises").

            (b) No activity has been undertaken on the Crowley's Premises that would cause or is likely to have caused:

                  (i) The Crowley's Premises to become a treatment, storage or disposal facility within the meaning of the Environmental Laws;

                (ii) A release or threatened release of any Hazardous Materials in any quantity that requires investigation, reporting, or clean up under any applicable Environmental Laws; or

               (iii) The discharge of Hazardous Materials into the air, any surface water, ground water, wetlands or other water source or system thereof, or the dredging or filling of any waters or wetlands, that would require a permit under the Environmental Laws.

            (c) There are no substances or conditions at, on, in, under or about the Crowley's Premises that may give rise to a claim or cause of action under the Environmental Laws.

            (d) There are not, and never have been, any underground storage tanks located in, on or under the Crowley's Premises.

            (e) With respect to the operation of Crowley's business and the use of the Crowley's Premises, Crowley's has obtained all permits, licenses and other authorizations required under the Environmental Laws relating to pollution or protection of the environment (indoor or outdoor, relating to air, land, water (i.e., surface water, ground water, wetlands or other water source or system thereof), waste (hazardous and non-hazardous), noise, odor or otherwise), and all such permits, licenses and other authorizations are in full force and effect as of the date hereof. To the best of Crowley's knowledge, Crowley's is and has at all times been in full compliance with all such permits, licenses and authorizations, and is, as of the date hereof, in full compliance with all such Environmental Laws related thereto.

            (f) Crowley's is not aware of, and has not received any notice of, (i) any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation, with respect to the Crowley's Premises, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, or (ii) any past, present or future events, conditions, actions or plans which may interfere with or prevent continued compliance with the Environmental Laws with respect to the Crowley's Premises or its Business or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation with respect to the Crowley's Premises or its business.

            (g) The Crowley's Premises are not and never have been listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or, to the knowledge of Crowley's, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

            (h) Crowley's has disclosed and delivered to Steinbach all material environmental reports and investigations which Crowley's has ever obtained or ordered or which the Crowley's has in its possession or control with respect to environmental, health and safety matters with respect to Crowley's Premises and its Business.

            (i) To the best of Crowley's knowledge, the Crowley's Premises and its business are in full compliance with all Environmental Laws.

      3.11 Compliance with Laws. Except for the Environmental Laws (which are the subject of Section 3.10 hereof), Crowley's is not in violation of any applicable laws, statutes, regulations, rules, orders or other requirements of any governmental authority, the violation of which might have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement. There is no pending or, to Crowley's knowledge, threatened review or investigation of an alleged violation of by Steinbach of any such laws, statutes, regulations, rules, orders or other requirements.

      3.12 Insurance Coverage. Crowley's presently maintains and has at all times prior to the date hereof, maintained liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its business. Exhibit 3.12 of the Disclosure Exhibits will set forth a complete and correct list of all insurance policies maintained by Crowley's with respect to its business and its several department stores and identifies the insurance company, type of coverage, expiration date and annual premium for each.

      3.13  Tax Matters.

            (a) Crowley's has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Crowley's (whether or not shown on any Tax Return) have been paid. Crowley's is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Crowley's does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Crowley's that arose in connection with any failure (or alleged failure) to pay any Tax, except with respect to Taxes not yet due and payable.

            (b) Crowley's has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, stockholder, or other third party.

            (c) No officer or employee responsible for Tax matters of Crowley's expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Crowley's either (i) claimed or raised by any authority in writing, or (ii) as to which any officer or employee responsible for Tax matters of Crowley's has knowledge based upon personal contact with any agent of such authority. Exhibit 3.13 of the Disclosure Exhibits will list all federal, state, local, and foreign income Tax Returns filed with respect to Crowley's for taxable periods ended on or after December 31, 1993 that have been audited or that currently are the subject of audit.

            (d) Crowley's has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Crowley's has not filed a consent under Code Section 341(f) concerning collapsible corporations. Crowley's is not a party to any Tax allocation or sharing agreement. Crowley's (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (ii) has no liability for the Taxes of any person under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (f) The unpaid Taxes of Crowley's did not, as of July 29, 1995, Crowley's most recent reported fiscal quarter end ("Crowley's Most Recent Fiscal Quarter End"), exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as at Crowley's Most Recent Fiscal Quarter End (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Crowley's in filing its Tax Returns.

      3.14 Ownership of Assets Except as described in Exhibit 3.14 of the Disclosure Exhibits, Crowley's owns and has good and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, located in its several department stores, or shown in the Crowley's SEC Documents or acquired after the date thereof, free and clear of all Liens.

      3.15 Condition of Assets. Except as disclosed on Exhibit 3.15 of the Disclosure Exhibits, all of the machinery, equipment, fixed assets, furniture, fixtures, leasehold improvements and other tangible personal property which are owned or otherwise used by Crowley's in its business is in good, useable condition and repair, ordinary wear and tear and routine maintenance excepted, and in conformity with all material applicable ordinances, regulations and other laws.
      3.16  Relationship with Suppliers.  Except as disclosed on Exhibit
3.16 of the Disclosure Exhibits, no information has come to the attention of Crowley's which might reasonably lead it to believe that any suppliers of Crowley's would or intend to cease dealing with Crowley's or would or intend to alter or modify the amount of such supplier's dealings with Crowley's in the event of the consummation of the transactions contemplated hereby, except to the extent such cessation or modification would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement.

      3.17  Intellectual Property.

            (a) Set forth on Exhibit 3.17 of the Disclosure Exhibits will be a list of all of Crowley's intellectual property rights used in and related to its business, including, without limitation, (i) all trademark registrations and applications therefor and all tradenames and trademarks, whether or not registered or registrable, and the goodwill pertaining thereto, (ii) all copyrights, whether or not registered, (iii) all patents and pending patent applications, (iv) all trade secrets, (v) all know-how, computer programs and software, and other related items and other data used in and related to Crowley's business, (vi) all trademark licenses, royalty agreements, patent licenses and other licenses used in Crowley's business, and (vii) all causes of action for infringement by third parties of the foregoing (collectively, "Crowley's Intellectual Property").

            (b) Except for Crowley's Intellectual Property and except for any rights that may exist under common law, there are no patents, patent applications, copyrights, trademarks or trade names owned by or registered in the name of Crowley's and there are no licensing agreements with respect to any patents, patent applications, trademarks or trade names to which Crowley's is a party either as a licensor or licensee. Crowley's has no knowledge of and has received no notice of any conflict with, or any infringement of, third party-owned patents, patent applications, copyrights, trademarks, tradenames, trade secrets, know-how, or inventions caused by Crowley's use of or ownership interest in Crowley's Intellectual Property. Crowley's has no knowledge of and has received no notice of any conflict with, or any infringement of, the Crowley's-owned Crowley's Intellectual Property caused by a third-party's use of or ownership interest in Crowley's Intellectual Property. No officer, director, shareholder or employee of Crowley's, or any affiliate of the foregoing or of Crowley's, has an ownership interest in or claim with respect to any of Crowley's Intellectual Property.

      3.18  Employee Benefit Matters.

            (a) Exhibit 3.18 of the Disclosure Exhibits will contain a true and complete list of all plans, contracts, programs and arrangements, including, but not limited to, employment agreements, union contracts and supplemental agreements, pensions, profit sharing arrangements, bonuses, deferred compensation, retirement, stock option, severance, medical and hospitalization, insurance, vacation, dependent care, salary continuation, severance and other employee benefit plans, programs or arrangements, now or at any time maintained by Steinbach or under which Crowley's has or had any obligations in respect of any employee of Crowley's (the "Crowley's Plans"). All current and prior material documents, including all amendments thereto, with respect to each Crowley's Plan will be listed on Exhibit 3.18 of the Disclosure Exhibits and will be delivered to the Shareholders on or before the delivery of such Disclosure Exhibits. With respect to each "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as will be listed in Exhibit 3.18 of the Disclosure Exhibits, true and complete copies of the following will be delivered to the Shareholders on or before the delivery of such Disclosure Exhibits: (i) all current and prior plan and trust documents, if any, and summary plan descriptions relating thereto, (ii) the three most recent annual actuarial valuation reports, if any, (iii) the five most recently filed Form 5500s or 5500-C/Rs and Schedules A, B and P thereto, as applicable, (iv) all IRS rulings, if any, and (v) the most recent IRS determination letter, if any.

            (b) Except as specifically set forth in Exhibit 3.18 of the Disclosure Exhibits, with respect to any and all of the Plans: (i) all the "employee pension benefit plans", within the meaning of Section 3(2) of ERISA, to be listed in Exhibit 3.18 of the Disclosure Exhibits, and the trusts, if any, forming a part thereof (each referred to herein as a "Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Section 401(a) of the Code and are now, and since their inception have been, exempt from taxation under
Section 501(a) of the Code; (ii) the IRS has issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust, if any, and has not taken any action to revoke such letter; (iii) Crowley's has performed all obligations required to be performed by it under the Crowley's Plans (including, but not limited to, the making of all contributions required by any collective bargaining agreement), is not in default under or in violation of, and has no knowledge of any such default or violation by any other party to, any and all of the Crowley's Plans; (iv) to the best of Crowley's knowledge, Crowley's is in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations applicable to such Plans, including but not limited to ERISA and the Code; (v) neither Crowley's nor, to the best knowledge of Crowley's, any other "disqualified person" or "party in interest", within the meanings of
Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction", as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, which could, following the Closing Date, subject any Crowley's Plan (or its related trust), the Shareholder's, Crowley's or any officer, director or employee of Crowley's or Steinbach, to any material tax or penalty imposed under the Code or ERISA; (vi) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Crowley's, threatened against any Crowley's Plan or against the assets of any Crowley's Plan; (vii) no Crowley's Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency", as such term is defined in Code Section 412(a), whether or not waived, nor does any such Crowley's Plan have any unfunded "current liability" (as defined in Code
Section 412(1)(7)); (viii) each "plan official", within the meaning of
Section 412 of ERISA, of each Crowley's Plan is bonded to the extent required by such Section 412; (ix) no proceeding has been initiated to terminate any Crowley's Plan and no "reportable event", within the meanings of Section 4043(b) or 4063(a) of ERISA, has occurred with respect to any Crowley's Plan (other than those which may result from the transactions contemplated hereby); (x) no Crowley's Plan is a "multiple employer plan", within the meaning of the Code or ERISA, or a "multiemployer plan", within the meaning of Section 3(37) of ERISA; (xi) Crowley's has complied with the reporting and disclosure requirements of ERISA and with applicable federal and state securities laws; (xii) there are no leased employees (as defined in Code Section 414(n)) that must be taken into account under any Crowley's Plan pursuant to Code Section 414(n)(3); (xiii) no retiree benefits are payable pursuant to any "employee welfare benefit plan" (as defined in ERISA Section 3(1)) and there are no agreements in effect that would obligate Crowley's to pay any such benefits in the future; (xiv) each Crowley's Plan which is a "group health plan" (as defined in Code Section 5000(b)) complies and in each case has complied in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31,
1988) and Code Section 4980(B) (commencing on January 1, 1989); and (xv) each employee welfare benefit plan (as defined in (xiii) preceding, including any such plan which covers former employees of Crowley's), may be amended or terminated by Crowley's on or at any time after the Closing Date.

            (c) With respect to each Crowley's Plan which is subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA: (i) as of the Closing Date, Crowley's shall have made all required premium payments to the PBGC; (ii) the termination of or withdrawal from any such Crowley's Plan, on or prior to the Closing Date, has not and will not subject the Shareholders or Crowley's to any liability (other than routine administrative expenses) to the PBGC or to any other person or party; (iii) no amendment of such Crowley's Plan has occurred which required or could require Crowley's to provide security to such Crowley's Plan under Code Section 401(a)(29); and (iv) the termination of, or withdrawal from, any such Crowley's Plan during any part of the 60 calendar month period ending on the Closing Date has not and will not subject the Shareholders or Crowley's to any liability to the PBGC or to any other person.

            (d) The market value of the net assets of each Crowley's Plan which is subject to Title IV of ERISA is at least equal to the actuarial present value of the benefit liabilities (as defined in ERISA
Section 4041) under the Crowley's Plan, based on actuarial methods, tables and assumptions satisfactory to Crowley's, which present value is not less than the projected benefit obligation for such Crowley's Plan under FAS 87; all required contributions to each such Crowley's Plan have been made and the contribution for the period from the first day of the current plan year to the Closing Date for each such Crowley's Plan shall have been made or accrued by the Crowley's Plan sponsor in accordance with the current actuarial report prepared with respect to the Crowley's Plan by the Crowley's Plan's actuary; and no events have occurred or are expected to occur with respect to any such Crowley's Plan that would cause a material change in the market value of the net assets (other than market fluctuations) or in the present value of the benefit liabilities thereunder.

            (e) Crowley's has made or will have made all required employer contributions, including any salary deferrals and matching contributions, to each Crowley's Plan which is a defined contribution plan (as defined in ERISA Section 3(34)) for all prior plan years and for the current plan year through the Closing Date.

            (f) Between the date of this Agreement and the Closing Date, no Crowley's Plan will (i) be terminated, (ii) be amended in any manner which would directly or indirectly increase the benefits accrued or to be accrued by any participant thereunder, or (iii) be amended in any manner which would materially increase the cost of maintaining such Crowley's Plan.

     3.19 Real Property Matters. Except as described in Exhibit 3.19 of the Disclosure Exhibits, Crowley's does not own, or have the obligation to purchase, any real property. Except as described in
Exhibit 3.19 of the Disclosure Exhibits, Crowley's is not a party to any lease of real property, nor is Crowley's under any obligation to become a party to any lease of real property. Except as described in Exhibit 3.19 of the Disclosure Exhibits, Crowley's has no interest in any real property nor the obligation to acquire an interest in any real property. Crowley's shall deliver to the Shareholders on or before the delivery of the Disclosure Exhibits a correct and complete copy of any lease of real property to which Crowley's is a party or any other material document relating to the ownership of an interest in real property by Crowley's.

     3.20 No Default. Crowley's is not in breach or violation of, and neither the execution and delivery of this Agreement or the Crowley's Delivered Documents by Crowley's nor performance of or compliance with its or their terms will result in a breach or violation of, (a) the Articles of Incorporation or Bylaws of Crowley's, (b) any agreement, indenture, mortgage, lease or other obligation or instrument to which Crowley's is a party or its assets are subject, except where such breach or violation would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement, or (c) any law, statute, rule, regulation or any judgment, order or decree to which Crowley's is a party or by which Crowley's or any of its properties or assets may otherwise be subject, except where such violation or breach would not have a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement.

     3.21 Insider Interests. Exhibit 3.21 of the Disclosure Exhibits will set forth each interest which any present officer, director, shareholder or significant employee of Crowley's has in Crowley's assets or pertaining to its business, and all loans or advances outstanding to Crowley's from any such person or employee or from Crowley's to any such person or any employee, and any other business relationship between Crowley's and any such person other than in his capacity as an officer, director, shareholder or significant employee.

     3.22 Sensitive Transactions. To the best of Crowley's knowledge, neither Crowley's nor any employee, agent or representative thereof has directly or indirectly used funds or other assets of Crowley's for illegal contributions, gifts, or payments to or for the benefit of any governmental official or employee.

     3.23 Licenses. Crowley's currently holds all necessary licenses, permits and approvals of all applicable federal, state and local authorities with respect to the operation of its Business and the ownership of its assets (collectively, the "Crowley's Licenses"), except where the failure to hold such Crowley's Licenses would not have a a material and adverse effect on the assets, the results of operations, the financial condition or the future prospects of Crowley's business, or relate in any material and adverse way to the transactions contemplated in this Agreement. Set forth on Schedule 3.23 of the Disclosure Exhibits will be a list of such Crowley's Licenses. All such Crowley's Licenses are in good standing and there is no investigation or proceeding pending or threatened with respect to such Crowley's Licenses.

     3.24 Fees and Commissions. Crowley's has not agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission by reason of services alleged to have been rendered for or at the instance of Crowley's in connection with this Agreement and the transactions contemplated hereby.

     3.25 No Misstatement or Omission. No representation or warranty by Crowley's in this Agreement or in the Crowley's Delivered Documents, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.


  IV. CERTAIN COVENANTS.

     4.1 General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Sections 5 and 6 below).

     4.2 Covenants of Steinbach and Shareholders. The Shareholders, jointly and severally, hereby covenant and agree with Crowley's as follows:

            (a) Access and Information. Between the date hereof and the Closing Date, Steinbach shall permit Crowley's and its counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of Steinbach, and during such period Steinbach shall furnish Crowley's with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the affairs of Steinbach as Crowley's shall, from time to time, reasonably request. Steinbach shall request its independent public accountants, attorneys and other representatives to cooperate with the representatives of Crowley's in connection with the right of access granted herein.

            (b) Delivery of Disclosure Schedules. The Shareholders shall deliver the several Schedules described herein as being part of the Disclosure Schedules (collectively, the "Disclosure Schedules") within thirty (30) days after the date hereof.

            (c) Conduct of Business. Except as otherwise permitted or contemplated in this Agreement, from and after the date hereof and until the Closing Date, Steinbach and the Shareholders shall use all reasonable efforts to conduct the Acquired Business in substantially the same manner as heretofore conducted and, with respect to the Acquired Business, maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers. Without limiting the generality of the foregoing, and with respect to the Acquired Business and the Acquired Assets, Steinbach shall not (and the Shareholders will not cause or permit Steinbach to), without the prior written consent of Crowley's, except in the ordinary course of business and consistent with past practice or as otherwise permitted or contemplated by the terms of this
Agreement:

                  (i) sell, mortgage, encumber or lease (as lessor or lessee) any properties or assets, except for sales of inventory in the ordinary course and renewals of current leases;

                (ii) fail to maintain all its assets and properties which are material to its business and included in the Acquired Assets or fail to maintain its books of account and records in the usual and regular manner and in accordance with principles and practices consistent with prior years;

               (iii) fail to pay and perform in its ordinary course any and all liabilities and obligations in respect of the Acquired Assets or the Acquired Business as the same mature and become due, or cause or permit any default by Steinbach to exist or occur or any penalties to be imposed as a consequence thereof under any of its material contracts or commitments;

                (iv) suffer or permit any default by Steinbach or any event which, with the passage of time or the giving of notice, or both, may become a default by Steinbach under any material contract, agreement or understanding;

                  (v) take any action or omit to take any action which will affect in any material respect the accuracy, on and as of the Closing Date, of the representations and warranties set forth in
      Section 3 hereof; or

                (vi) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock.

            (d) Advice of Adverse Change. From and after the execution of this Agreement until the Closing Date, the Shareholders will promptly notify Crowley's in writing of any event which is likely to result in a material adverse change in the business, assets, prospects, results of operations or financial condition or any adverse change in the earnings of Steinbach, and any other event that would, with the passage of time or otherwise, materially impair or materially otherwise affect the accuracy of any of the representations and warranties of the Shareholders contained herein on and as of the Closing Date.

     4.3 Covenants of Crowley's. Crowley's hereby covenants and agrees with the Shareholders as follows:

            (a) Access and Information. Between the date hereof and the Closing Date, Crowley's shall permit the Shareholders and their counsel, accountants and other representatives reasonable access during normal business hours to all of the properties, books, contracts, commitments and records of Crowley's, and during such period Crowley's shall furnish the Shareholders with all such statements (financial and otherwise), records and documents or copies thereof, and other information concerning the affairs of Crowley's as the Shareholders shall, from time to time, reasonably request. Crowley's shall request its independent public accountants, attorneys and other representatives to cooperate with the representatives of the Shareholders in connection with the right of access granted herein.

            (b) Delivery of Disclosure Exhibits. Crowley's shall deliver the several Exhibits described herein as being part of the Disclosure Exhibits (collectively, the "Disclosure Exhibits") within thirty (30) days after the date hereof.

            (c) Conduct of Business. Except as otherwise permitted or contemplated in this Agreement, from and after the date hereof and until the Closing Date, Crowley's shall use all reasonable efforts to conduct its business in substantially the same manner as heretofore conducted and maintain its business organization intact, retain its present employees and preserve the confidence of its suppliers, distributors, dealers, representatives and customers.

            (d) Advice of Adverse Change. From and after the execution of this Agreement until the Closing Date, Crowley's will promptly notify the Shareholders in writing of any event which is likely to result in a material adverse change in the business, assets, prospects, results of operations or financial condition or any adverse change in the earnings of Crowley's, and any other event that would, with the passage of time or otherwise, materially impair or materially otherwise affect the accuracy of any of the representations and warranties of Crowley's contained herein on and as of the Closing Date.

     4.4 Consents; Approvals. From and after the date hereof, the parties shall use their best efforts and cooperate in obtaining all consents, assignments, novations, approvals, orders, qualifications, licenses, permits or other authorizations, and waivers from any governmental entity or other third parties necessary to permit the consummation of the transactions contemplated by this Agreement.

     4.5 Hart-Scott-Rodino Filings. Promptly after the date hereof, each of the Shareholders and Crowley's will make the necessary filings, if any, required to consummate this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and will use their respective best efforts to cooperate and to complete any incomplete filings and to cause the applicable waiting period under such law to expire. Copies of all proposed filings pursuant to the HSR Act shall be delivered to the other parties for their prompt review and approval prior to any such filing, which approval shall not be unreasonably withheld or delayed. The initial filings required under the HSR Act shall include a request for early termination and shall be made by no later than ten (10) days after the date hereof. The filing fee with respect to such filings required under the HSR Act shall be borne by each party which is required to make a filing under the HSR Act.

     4.6 Deliveries. Each party hereto shall provide and deliver to any other party such information and documents relating to the transactions covered hereby which are reasonably requested by such other party.

     4.7 Crowley's Net Operating Losses. Subject to the Consideration to be delivered to the Shareholders hereunder, the parties agree to use their best efforts to ensure that the consummation of the transactions contemplated herein shall maximize the use and preservation of Crowley's net operating losses for income tax purposes under the Code.

     4.8    Crowley's Proxy Materials and Current Report on Form 8-K.
The Shareholders shall use their best efforts to provide, at the Shareholders' sole cost and expense, all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to (a) prepare, timely file with the SEC and distribute to its shareholders proxy materials (in compliance with Regulation 14A promulgated under the Exchange Act) for purposes of soliciting proxies from Crowley's shareholders to approve the Reorganization, and (b) prepare and timely file with the SEC a Current Report on Form 8-K arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, such information shall include any necessary audited financial information relative to Steinbach, the Acquired Business and the Acquired Assets.

     4.9 Disposition of Excluded Assets and Excluded Liabilities. Between the date hereof and the Closing Date, Steinbach and the Shareholders shall use their respective best efforts to take such actions as are necessary in order to transfer to another person or persons or to otherwise dispose of those assets (the "Excluded Assets") and liabilities (the "Excluded Liabilities") of Steinbach's which are not related to the operation of the fifteen (15) retail department stores described on ANNEX B attached hereto (the "Acquired Stores"). Schedule 4.9 of the Disclosure Schedules will set forth a description of the Excluded Assets and the Excluded Liabilities and a description of such actions to be taken by Steinbach and the Shareholders in connection with the disposition thereof prior to the Closing Date. Without limiting the generality of the foregoing, such actions shall include the following:

            (a) The termination of all of Steinbach's employees except for those actively involved in the day-to-day operations of the Acquired Stores and specifically identified by Crowley's as employees to be retained after the Closing Date. The Shareholders shall pay all separation costs related to the terminated employees, including applicable COBRA requirements arising under ERISA or the Code.

            (b) The termination and pay-off all outstanding debt under Steinbach's loan agreement with National City Bank.

            (c)   The termination of any and all Liens on the Acquired
Assets.

            (d) The payment in full of any and all indebtedness owed by Steinbach to the directors, officers and employees of Steinbach and to the other affiliates of Steinbach or the Shareholders.

            (e) The collection in full of any and all accounts receivable due to Steinbach from, and the payment in full of any and all accounts payable owed by Steinbach to, the directors, officers and employees of Steinbach and to the other affiliates of Steinbach or the Shareholders.

            (f) The termination or other disposition of the leases pertaining to Steinbach's corporate offices in White Plains, New York (the "Corporate Offices") and Steinbach's central accounting offices in Bridgeport, Connecticut (the "Central Accounting Offices").

            (g) The disposition to a third party of the assets and liabilities related to Steinbach's distribution center in Eatontown, New Jersey (the "Distribution Center").

            (h) To the extent terminable prior to the Closing Date, the termination of all contracts between Steinbach and third parties which are specifically identified by Crowley's.

            (i) The transfer of the non-Acquired Stores (and the assets and liabilities related thereto), if any, which are the subject of the Non-Acquired Stores Operation Agreement to a person or persons other than Steinbach.

            (j) The distribution of cash to the Shareholders in such amounts as they may determine in their sole discretion, provided that, on the Closing Date, the cash physically on hand at the Acquired Stores (i.e., located in the vaults, safes, cash registers, etc.) shall not be distributed to the Shareholders.

     4.10 Transition Matters. From and after the date hereof, the parties shall use their best efforts and cooperate in connection with the following transition matters:

            (a) Operation of the Acquired Stores. During the period of December 31, 1995 through the Closing Date, Crowley's shall operate the Acquired Stores, and the assets and liabilities related thereto (i.e., beginning with the assets and liabilities which, as of the close of business on December 30, 1995, comprise Steinbach's Net Book Value), on a basis pursuant to which all losses and profits relative to such operation shall be borne by and to inure to the benefit of Crowley's, pursuant to the terms and conditions of an operation agreement in form and substance satisfactory to Crowley's and the Shareholders (the "Acquired Stores Operation Agreement").

            (b) Operation of Certain Non-Acquired Stores. During the period of December 31, 1995 through the Closing Date or such other date mutually agreed upon by Crowley's and the Shareholders, Crowley's shall, at Steinbach's request, operate certain of the non-Acquired Stores for a fee based upon a pro rata allocation of Crowley's corporate overhead, with all losses and profits relative to such operation to be borne by and to inure to the benefit of the Shareholders, pursuant to the terms and conditions of an operation agreement in form and substance satisfactory to Crowley's and the Shareholders (the "Non-Acquired Stores Operation Agreement").

            (c) Pyramid Leases. With respect to the three (3) so-called Pyramid Lease Contracts relative to the Acquired Stores No. 15, Watertown, New York (with the Pyramid Company of Watertown as the landlord), No. 19, Riverside Mall, Utica, New York (with the Senpike Mall Company as the landlord), and No. 20, Plattsburgh, New York (with Pyramid Champlain as the landlord), the Shareholders shall promptly reimburse Crowley's in an amount equal to any termination fees payable by Steinbach to the respective Pyramid landlords in connection with the consummation of the transactions contemplated herein.

            (d) Use of Corporate Offices, Central Accounting Offices and Distribution Center. During the period after December 31, 1995, Steinbach and the Shareholders, as the case may be, shall take such action as is necessary to make the Corporate Offices, the Central Accounting Offices and/or the Distribution Center available for use by Crowley's upon such terms and conditions as shall be mutually agreed upon by Crowley's, the Shareholders and Steinbach (as the case may be).

            (e) Other. During the period after December 31, 1995, Crowley's and the Shareholders shall use their best efforts and cooperate with each other in connection with all other transition matters, including those matters related to the disposition of accounting services, leases for personal property, payroll matters, employee benefit plans, workers compensation matters, etc.

     4.11 Further Assurances. The parties hereto agree that each of them will, from time to time after the Closing Date when so requested by the other, perform, execute, acknowledge or deliver or cause to be performed, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to consummate the Reorganization and the transactions contemplated herein.

     4.12 Representation on Crowley's Board of Directors. Promptly after the Closing Date, Crowley's shall take such action as is necessary to appoint one (1) nominee of the Shareholders as a member of Crowley's Board of Directors to serve a term which will expire at Crowley's 1997 Annual Meeting of Shareholders. Thereafter, on or prior to the fourth
(4th) anniversary of the Closing Date, Crowley's shall take such actions as are reasonably necessary to either appoint or nominate for election in connection with Crowley's Annual Meetings of Shareholders such additional nominees of the Shareholders so that the Shareholders' aggregate percentage of representation on the then Board of Directors approximates the Shareholders' aggregate percentage of ownership of the then issued and outstanding shares of Crowley's Common Stock. Crowley's obligations under this Section 4.12 automatically shall terminate at such time as the Shareholders own less than ten percent (10%) of the then issued and outstanding shares of Crowley's Common Stock.


   V. CONDITION TO OBLIGATIONS OF SHAREHOLDERS.

      The obligation of the Shareholders to go forward on the Closing Date with the consummation of the Reorganization and the other transactions contemplated herein is subject to the satisfaction, or waiver by the Shareholders, of each of the following conditions precedent:

     5.1 Representations and Warranties of Crowley's; Performance by Crowley's; Certificate of Crowley's. On and as of the Closing Date, all of the representations and warranties of Crowley's set forth in Section 3 hereof shall be true and correct in all material respects, except for changes that have occurred in the ordinary course of Crowley's business and consistent with past practices or which are expressly permitted or contemplated by this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and Crowley's shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date. Crowley's shall have delivered to the Shareholders a written certificate of the President of Crowley's, dated the Closing Date and in form and substance reasonably satisfactory to the Shareholders and their respective counsel, reaffirming such representations and warranties as of the Closing Date, certifying to the fulfillment of such agreements and covenants, and such other matters as the Shareholders shall reasonably request.

     5.2 Absence of Litigation. No action, suit or proceeding shall have been instituted or threatened seeking to enjoin or restrain or which would materially adversely affect the transactions contemplated hereby.

     5.3 Opinion of Counsel. On the Closing Date, Crowley's shall have delivered to the Shareholders the written opinion of Dykema Gossett PLLC, Detroit, Michigan, dated the Closing Date, in form and substance satisfactory to the Shareholders and their counsel.

     5.4 Consents -- HSR Act. The applicable waiting period prescribed by regulations adopted pursuant to the HSR Act shall have expired without the receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to restrain or nullify the transactions contemplated by this Agreement.

     5.5 Registration Rights Agreement. The Shareholders and Crowley's shall have executed and delivered a Registration Rights Agreement on or before the Closing Date in form and substance satisfactory to the parties and providing for not more than one (1) demand registration right and for piggyback rights for up to four (4) years after the Closing Date relative to certain rights granted to the Shareholders with respect to the registration of the Crowley's Common Stock delivered in exchange for the Steinbach Common Stock (the "Registration Rights Agreement").

     5.6 Shareholder Agreement. The Shareholders and Crowley's shall have executed and delivered a Shareholder Agreement on or before the Closing Date in form and substance satisfactory to the parties and relative to, among other things, the agreement by the Shareholders and their affiliates not to acquire, at any time up to four (4) years after the Closing Date, more than forty-five percent (45%) (with appropriate antidilution provisions relative thereto) of the then issued and outstanding shares of Crowley's Common Stock (the "Shareholder Agreement").

     5.7    Acquired Stores Operation Agreement.  Steinbach, the
Shareholders and Crowley's shall have executed and delivered the Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to the Shareholders.

     5.8 Non-Acquired Stores Operation Agreement. The Shareholders, Crowley's and/or the then owner of the non-Acquired Stores shall have executed and delivered the Non-Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to the Shareholders.

     5.9 Due Diligence Review. The Shareholders shall have completed their due diligence review of the Disclosure Exhibits, Crowley's and the transactions contemplated herein to their sole satisfaction and the results of such review shall have been satisfactory to the Shareholders and their advisors as determined in their sole discretion. The condition precedent set forth in this Section 5.9 shall expire forty-five (45) days after the date hereof.

     5.10 Revised Exchange Ratio. If either of the events described above in Section 1.5(b)(i)(B) occur, Crowley's and the Shareholders shall have agreed upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock on or prior to the Closing Date.


  VI. CONDITIONS TO OBLIGATIONS OF CROWLEY'S.

      The obligation of Crowley's to go forward on the Closing Date with the consummation of the Reorganization and the other transactions contemplated herein is subject to the satisfaction, or waiver by Crowley's, of each of the following conditions precedent:

     6.1 Representations and Warranties of Shareholders; Performance by Shareholder; and Certificate of Shareholders. On and as of the Closing Date, all of the representations and warranties of the Shareholders set forth in Section 2 hereof shall be true and correct in all material respects except for changes that have occurred in the ordinary course of Steinbach's business and consistent with past practices or which are expressly permitted or contemplated by, or not inconsistent with, this Agreement (for this purpose substituting the Closing Date for the date of this Agreement wherever a representation or warranty shall have been made with reference to the date of this Agreement), and the Shareholders shall have performed all of the agreements and covenants required by this Agreement to be performed by them prior to or at the Closing Date. Each of the Shareholders shall have delivered to Crowley's a written certificate, dated the Closing Date and in form and substance reasonably satisfactory to Crowley's and its counsel, reaffirming such representations and warranties made as of the Closing Date, certifying to the fulfillment of such agreements and covenants, and such other matters as Crowley's shall reasonably request.

     6.2    Consents.

            (a) Approval by Crowley's Shareholders. This Agreement and the consummation of the transactions contemplated herein shall have been approved by the shareholders of Crowley's.

            (b) Approval by Congress Financial Corporation. This Agreement and the consummation of the transactions contemplated herein shall have been approved by Congress Financial Corporation (Central) ("Congress Financial") pursuant to the terms and conditions of that certain Loan and Security Agreement, dated November 4, 1994, between Congress Financial and Crowley's.

            (c) Consents. The parties shall have received all consents, assignments, novations, approvals, orders, qualifications, licenses, permits or other authorizations, and waivers from any governmental entity or other third parties necessary to permit the consummation of the transactions contemplated by this Agreement.

            (d) HSR Act. The applicable waiting period prescribed by regulations adopted pursuant to the HSR Act shall have expired without the receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to restrain or nullify the transactions contemplated by this Agreement.

            (e) Consents of Landlords. With respect to each of the Lease Contracts which, in the opinion of counsel for Crowley's (based upon, among other things, the status of the documentation relative to such Lease Contract), reasonable prudence would dictate requires the receipt of a consent from the landlord under such Lease Contract to consummate the transactions contemplated in this Agreement, Steinbach shall have delivered to Crowley's, as to each of the Lease Contracts, a "Landlord Consent" (in form and substance reasonably satisfactory to Crowley's and its counsel) validly executed by the landlord under such Lease Contract and dated not more than ten (10) days prior to the Closing Date.

     6.3 Opinions of Counsel. On the Closing Date, the Shareholders shall have delivered to Crowley's the written opinion of Porter, Wright, Morris & Arthur, counsel for the Shareholders, dated the Closing Date, in form and substance satisfactory to Crowley's and its counsel.

     6.4 Absence of Litigation. No action, suit or proceeding shall have been instituted which has resulted in temporary or preliminary injunctive relief of a continuing nature preventing the consummation of the transactions contemplated hereby, or which, in the bona fide opinion of Crowley's counsel, is not fully covered by insurance maintained by Steinbach and will have material adverse effect on the ability of Steinbach to continue to operate its Acquired Business as presently conducted in all material respects. No labor dispute shall have occurred, and no unfair labor practice charge shall have been filed which would materially adversely affect the business, financial condition, properties or prospects of Steinbach or the transactions contemplated hereby.

      6.5 Casualty Loss. No casualty losses shall have occurred to the Acquired Assets which would have a material adverse affect on the ability of Steinbach to operate the Acquired Business as presently conducted or would otherwise deprive Crowley's of the benefits of the transactions contemplated hereby. For purposes of this Agreement, casualty losses causing the closing of two (2) or more of the Acquired Stores shall constitute a material adverse affect on the ability of Steinbach to operate the Acquired Business.

      6.6 Due Diligence Review. Crowley's shall have completed its due diligence review of the Disclosure Schedules, Steinbach, the Acquired Assets, the Acquired Business and the transactions contemplated herein to its sole satisfaction and the results of such review shall have been satisfactory to Crowley's and its advisors as determined in Crowley's sole discretion. The condition precedent set forth in this Section 6.6 shall expire forty-five (45) days after the date hereof.

      6.7   Registration Rights Agreement.  The Shareholders and
Crowley's shall have executed and delivered the Registration Rights Agreement on or before the Closing Date.

      6.8 Shareholder Agreement. The Shareholders and Crowley's shall have executed and delivered the Shareholder Agreement on or before the Closing Date.

      6.9 Loan Agreement -- Schottenstein Stores Corporation. Schottenstein Stores Corporation ("SSC") and Crowley's shall have executed and delivered a Loan Agreement on or before the Closing Date in form and substance satisfactory to Crowley's relative to the availability after the Closing Date of additional or contingent financing of up to the principal amount of $6,000,000, provided that the condition precedent set forth in this Section 6.9 shall only be in effect in the event Crowley's is not successful in obtaining additional financing relative to the operation of Steinbach after the Closing on reasonable terms and conditions, and provided further that, any such Loan Agreement between SSC and Crowley's shall be on terms and conditions similar to those set forth in that certain Credit and Security Agreement, dated May 20, 1993, between SSC and Crowley's, which terms and conditions would include a first lien on all of the post-Closing assets of Steinbach as security for the repayment any indebtedness under any such Loan Agreement (the "Loan Agreement").

      6.10  Acquired Stores Operation Agreement.  Steinbach, the
Shareholders and Crowley's shall have executed and delivered the Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to Crowley's.

      6.11 Non-Acquired Stores Operation Agreement. The Shareholders, Crowley's and/or the then owner of the non-Acquired Stores shall have executed and delivered the Non-Acquired Stores Operation Agreement on or before the Closing Date in form and substance satisfactory to Crowley's.

      6.12 Fairness Opinion. Crowley's shall have received a fairness opinion from an investment banking and/or appraisal firm to the effect that the transaction contemplated herein is fair, from a financial point of view, to the shareholders of Crowley's (excluding the Shareholders and any of their respective affiliates).

      6.13 Crowley's Proxy Materials and Current Report on Form 8-K. Steinbach shall have provided to Crowley's, at Steinbach's sole cost and expense, (a) all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to prepare, timely file with the SEC and distribute to its shareholders proxy materials (in compliance with Regulation 14A promulgated under the Exchange Act) for purposes of soliciting proxies from Crowley's shareholders to approve the Reorganization, and (b) or before the Closing Date, all of the information relative to Steinbach and the Acquired Business and the Acquired Assets necessary for Crowley's to prepare and timely file with the Securities and Exchange Commission a Current Report on Form 8-K arising from the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, such information shall include any necessary audited financial information relative to Steinbach and the Acquired Business and the Acquired Assets.

      6.14 Resignations. Crowley's shall have received the resignations, effective as of the Closing, of each director and officer of Steinbach.

      6.15 Revised Exchange Ratio. If either of the events described above in Section 1.5(b)(i)(B) occur, Crowley's and the Shareholders shall have agreed upon a mutually acceptable exchange ratio with respect to the exchange of the Steinbach Common Stock and the Crowley's Common Stock on or prior to the Closing Date.

 VII. CLOSING MATTERS.

      7.1 Closing and Closing Date. The closing of the exchange of Steinbach Common Stock and Crowley's Common Stock contemplated herein (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Dykema Gossett PLLC, Detroit, Michigan, on the third business day following the later of (a) the date on which all of the conditions set forth in Sections 5 and 6 have been fulfilled to the satisfaction of, or are waived by, the party whose obligations hereunder are so conditioned or (b) the expiration of the applicable waiting period prescribed by regulations adopted pursuant to the HRS Act, without receipt by the Shareholders and/or Crowley's of notice from the Department of Justice or the Federal Trade Commission of any contemplated legal action to refrain or nullify the transactions contemplated by this Agreement (the "Closing Date"). The parties shall use their best efforts to consummate the Closing hereunder on or before February 29, 1996.

      7.2 Actions and Deliveries. At the Closing, the Shareholders and Crowley's shall take the following actions and make the following deliveries:

            (a)   Consideration.  Subject to the adjustments described in
Section 1.5 of this Agreement, Crowley's shall deliver to the Shareholders the shares of Crowley's Common Stock, and the Shareholders shall deliver to Crowley's certificates evidencing all of the issued and outstanding shares of the Steinbach Common Stock, all in the manner described in Section 1 of this Agreement.

            (b)   Secretary's Certificate.

                  (i) From Crowley's. Crowley's shall deliver to the Shareholders a certificate of its secretary (or assistant secretary) certifying (A) the incumbency of the officers executing this Agreement and the Crowley's Delivered Documents, (B) the due adoption of corporate resolutions authorizing and approving the execution, delivery and performance of this Agreement and all of the transactions contemplated herein, and (C) correct and complete copies of Articles of Incorporation and Bylaws.

                (ii) From Shareholders. The Shareholders shall deliver to Crowley's a certificate of Steinbach's secretary (or assistant secretary) certifying correct and complete copies of Articles of Incorporation and Bylaws.

            (c)   Officer's and Shareholder's Certificates.

                  (i) From Crowley's. Crowley's shall deliver to the Shareholders the certificate of their respective authorized officers as described in Section 5.1 hereof.

                (ii) From Shareholders. Each of the Shareholders shall deliver to Crowley's the certificate as described in Section 6.1 hereof.

            (d) Minute Books. The Shareholders shall deliver to Crowley's the minute books and related stock and corporate records of Steinbach.

            (e) Other. All other documents and instruments contemplated by this Agreement to be delivered at the Closing and all other actions contemplated by this Agreement to be taken at the Closing shall be delivered and taken.

VIII. TERMINATION.

     8.1    Methods.  This Agreement may be terminated as follows:

            (a) At any time by mutual written agreement of the Shareholders and Crowley's;

            (b)   By Crowley's if any of the conditions set forth in
Section 6 shall not be fulfilled for reasons beyond the reasonable control of Crowley's and are not waived by Crowley's;

            (c) By the Shareholders if any of the conditions set forth in Section 5 shall not be fulfilled for reasons beyond the reasonable control of the Shareholders and are not waived by the Shareholders; or

            (d) On or before the expiration of forty-five (45) days after the date hereof, by the Shareholders if the conduct or results of the Shareholders' due diligence review described in Section 5.9 hereof shall not have been satisfactory to the Shareholders and their advisors as determined in their sole discretion.

            (e) On or before the expiration of forty-five (45) days after the date hereof, by Crowley's if the conduct or results of Crowley's due diligence review described in Section 6.6 hereof shall not have been satisfactory to Crowley's and its advisors as determined in their sole discretion.

            (f) On or before December 30, 1995, by either Crowley's or the Shareholders if Steinbach, the Shareholders and Crowley's shall not have entered into the Acquired Stores Operation Agreement on terms and conditions satisfactory to the Shareholders and Crowley's.

            (g) On or before December 30, 1995, by either Crowley's or the Shareholders if Steinbach, the Shareholders and Crowley's shall not have entered into the Non-Acquired Stores Operation Agreement on terms and conditions satisfactory to the Shareholders and Crowley's.

            (h) By either the Shareholders or Crowley's if the Closing has not occurred on or before March 31, 1996.

In the event of termination as provided above, this Agreement shall terminate without further action by any of the parties hereto. In addition, if the Shareholders, on the one hand, or Crowley's, on the other hand, waive in writing compliance with any such condition to their respective obligations, the right to terminate provided herein shall no longer exist with respect to that particular condition.

      8.2   Liability.  If this Agreement is terminated as provided in
Section 8.1, neither Crowley's, on the one hand, nor the Shareholders, on the other hand, shall be under any liability to the other by reason of this Agreement, its negotiation or its termination, or by reason of any of the transactions contemplated under this Agreement, whether for costs, expenses, damages or otherwise (except that the letter agreement, dated September 29, 1995, between Crowley's and Steinbach relative to confidentiality matters shall remain in full force and effect to the extent set forth therein (the "Confidentiality Agreement")); provided, however, that, if the election to terminate is due to the default of a party hereunder, then the non-defaulting party shall be entitled to any and all remedies available at law or in equity.

  IX. INDEMNIFICATION.

      9.1 Indemnification by Shareholders. The Shareholders, jointly and severally, agree to indemnify and hold harmless Crowley's, its successors and assigns, and its officers, directors, employees and shareholders, against and with respect to, any and all loss, injury, liability, claim, assessment, damage or expense (including, without limitation, reasonable attorneys' fees), court costs and amounts paid in settlement of claims, of any kind or character arising out of or in any manner incident, relating or attributed to, any of the following:

            (a) Any inaccuracy in, or breach or violation of, the representations and warranties made by the Shareholders and the covenants and agreements undertaken by them pursuant to this Agreement and the Steinbach Delivered Documents.

            (b)   Any liability or obligation arising from or related to
(i) the actions taken by Steinbach and/or the Shareholders with respect to the Excluded Assets and the Excluded Liabilities and the disposition thereof as described above in Section 4.9, or (ii) the failure by Steinbach or the Shareholders to timely take the actions described above in Section 4.9.

            (c) With respect to facts and circumstances on or prior to the Closing Date, any liability arising from or related to compliance with Environmental Laws at the Steinbach Real Property, irrespective of the source or cause of the condition, or any condition existing at any other property caused by, arising from, or relating to, Steinbach's operation of its business. In addition, with respect to facts and circumstances after the Closing Date, any liability arising from or related to compliance with Environmental Laws at any portions of the Steinbach Real Property (excluding the Acquired Stores) which are not transferred from Steinbach, or otherwise disposed of by Steinbach or the Shareholders, to another person or persons, irrespective of the source or cause of the condition.

      9.2 Indemnification by Crowley's. Crowley's agrees to indemnify and hold harmless the Shareholders, and their respective successors and assigns, against and with respect to, any and all loss, injury, liability, claim, assessment, damage or expense (including, without limitation, reasonable attorneys' fees), court costs and amounts paid in settlement of claims, of any kind or character arising out of or in any manner incident, relating or attributed to, any inaccuracy in, or breach or violation of, the representations and warranties made by Crowley's and the covenants and agreements undertaken by it pursuant to this Agreement and the Crowley's Delivered Documents.

      9.3 Liability Threshold; Ceiling. Notwithstanding anything to the contrary herein, neither the Shareholders, on the one hand, nor Crowley's, on the other hand, shall be liable hereunder to the other as a result of any claim for indemnity permitted hereunder unless the losses, liabilities or damages incurred by the subject party as a result of the actions giving rise to the claim shall exceed, in the aggregate $100,000 (the "Threshold Amount") in which event the injured party shall be entitled to full recovery without regard to the Threshold Amount; provided, however, that the total aggregate recovery of all claims shall not exceed $1,000,000.

      9.4 Claims Procedure. If any action, claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section, the party seeking indemnification shall promptly notify the parties from whom indemnification is to be sought, stating the name and address of any claimant and of counsel to any claimant (if known), the amount claimed to be due and payable, the basis of the claim as alleged by any claimant and the provision or provisions of this Agreement under which such claim for indemnity is asserted. The notice shall be accompanied by copies of any documents relied on by any claimant and furnished to the party seeking indemnification. Within 30 days after receipt of such notice, the parties from whom indemnification is sought shall by written notice either (i) concede liability in whole as to the amount claimed in such notice; (ii) deny liability in whole as to such amount; (iii) concede liability in part and deny liability; or (iv) in the case of claims by third parties, assume the defense thereof. Provided that the notice required hereunder is properly given, failure by such parties to assume the defense of a third party claim for which a party is entitled to indemnity under this Agreement shall cause the indemnity obligations of the parties from whom indemnification is sought to extend to whatever outcome results from such third party claim. Any settlement or compromise of a claim shall be agreed upon by all parties. If the party seeking indemnification declines to accept a bona fide offer of settlement which is recommended by the party from whom indemnification is sought, the maximum liability of the parties from whom indemnification is sought shall not exceed that amount which it would have been liable for had such settlement been accepted. If the party from whom indemnification is sought declines to accept a bona fide offer of settlement recommended by the party seeking indemnification, the party from whom indemnification is sought shall be liable for whatever outcome results from such third party claim. The obligation of any party to another in respect of a claim for indemnity hereunder shall be reduced by any tax or other financial benefits realized by the party seeking indemnification.

   X. MISCELLANEOUS.

      10.1 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto and the Steinbach Delivered Documents and the Crowley's Delivered Documents) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No representation, inducement, agreement, promise or understanding altering, modifying, amending, taking from or adding to the terms and conditions hereof shall have any force and effect unless the same is in writing and validly executed by the parties hereto.

      10.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) if telephonically transmitted by telecopier or other similar means, with subsequent oral confirmation, (iii) five (5) days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (iv) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

            (a)   If to Crowley's, to:

                  Crowley, Milner and Company
                  2301 West Lafayette Boulevard
                  Detroit, Michigan  48216
                  (313-962-2400; fax 313-962-2513)
                  Attention:  President

                  with a courtesy copies to:

                  Dykema Gossett PLLC
                  400 Renaissance Center
                  Detroit, Michigan 48243
                  (313-568-5374; fax 313-568-6915)
                  Attention:  J. Michael Bernard

            (b)   If to the Shareholders, to:

                  Steinbach Stores, Inc.
                  c/o Schottenstein Stores Corporation
                  1800 Moler Road
                  Columbus, Ohio  43201
                  (614-221-9200; fax 614-443-0972)
                  Attention:  President

                  with a courtesy copy to:

                  Porter, Wright, Morris & Arthur
                  41 South High Street
                  Columbus, Ohio  43215-6194
                  (614-227-2034; fax 614-227-2100)
                  Attention:  William G. Martin

The addresses so indicated for any party may be changed by similar written notice.

      10.3 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns, heirs and personal representatives.

      10.4 Assignment. The rights and obligations provided by this Agreement shall not be assignable by any party without the prior written consent of the other parties, except that Crowley's shall be entitled to assign any of their respective rights and obligations hereunder to any of their respective affiliates (as defined in Rule 12b-2 of the Rules and Regulations promulgated by the SEC under the Exchange Act), provided that Crowley's retains liability for all of its respective obligations hereunder.

      10.5 Severability. In the event that any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
      10.6 Captions. The captions and headings of the sections and the subsections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement.

      10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.

      10.8 Press Releases and Public Announcements. No party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties, provided that, notwithstanding anything to the contrary in the foregoing or in the Confidentiality Agreement, the parties agree that, immediately after the execution and delivery of this Agreement by the parties, Crowley's shall be authorized to notify the American Stock Exchange and to issue a general press release (in form and substance reasonably satisfactory to the Shareholders) relative to the transactions contemplated by this Agreement and Steinbach shall be authorized to notify its employees relative to the transactions contemplated by this Agreement, and provided further that, notwithstanding anything to the contrary in the foregoing or in the Confidentiality Agreement, any party may make any public disclosure required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure and give the other parties an opportunity to comment).

      10.9 Survival. The representations, warranties, covenants and agreements of the parties (or any of them) contained in this Agreement and in the Steinbach Delivered Documents and in the Crowley's Delivered Documents shall be continuing representations, warranties, covenants and agreements that shall survive the Closing Date, provided that the representations and warranties contained in this Agreement shall expire on the third (3rd) anniversary of the Closing Date.

      10.10 Fees and Expenses. Except as otherwise expressly set forth herein, each of the parties hereto shall bear any and all fees and expenses (including, without limitation, legal, accounting, consulting and other professional fees and expenses) incurred by it in connection with the negotiation and the consummation of this Agreement and the transactions contemplated herein.

      10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (without regard to its rules regarding choice of law).

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                              CROWLEY, MILNER AND COMPANY,
                                Crowley's

                              By: /s/ DENNY CALLAHAN
                                 Its: PRESIDENT/CEO



                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 1, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN

                                 Its:  TRUSTEE



                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 2, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 3, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 4, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 5, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 6, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 7, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 8, a Shareholder

                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE


                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 9, a Shareholder


                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE



                              JEROME SCHOTTENSTEIN SUB CHAPTER S
                                TRUST NO. 10, a Shareholder


                              By: /s/ JAY SCHOTTENSTEIN
                                 Its:  TRUSTEE




Annexes:
      (attached hereto)

      A           Capitalization of Crowley's
      B           Acquired Stores

Exhibits:
      (to be prepared by Crowley's)

      1.5         Procedures -- Audit of Steinbach's Net Book Value
      3.3         Crowley's Common Stock -- Outstanding Options
      3.5         Crowley's SEC Documents
      3.6         Undisclosed Liabilities
      3.8         Litigation and Investigations
      3.12        Insurance Matters
      3.10        Environmental Matters
      3.13        Tax Matters
      3.14        Ownership of Assets
      3.15        Condition of Assets
      3.16        Relationship with Suppliers
      3.17        Intellectual Property Rights
      3.18        Employee Benefit Matters
      3.19        Real Property Matters
      3.21        Insider Interests


Schedules:
      (to be prepared by Steinbach)

      2.3         Steinbach Financial Information
      2.5         Acquired Assets -- General
      2.7         Condition of Assets
      2.8         Relationship with Suppliers
      2.9         Intellectual Property Rights
      2.10        Contracts
                        Part (i)          Lease Contracts
                        Part (ii)         Purchase Contracts
                        Part (iii)  Other Contracts
      2.11        Licenses
      2.12        Litigation and Investigations
      2.13        Labor Relations and Employee Matters
      2.14        Employee Benefit Matters
      2.15        Environmental Matters
      2.17        Tax Matters
      2.18        Insurance Matters
      2.19        Material Adverse Changes
      2.21        Real Property Matters
      2.23        Insider Interests
      4.9         Description -- Excluded Assets and Excluded Liabilities

                                  ANNEX A
                                    to
                   Agreement and Plan of Reorganization


                 Capitalization of Crowley's Common Stock


Outstanding shares held by public                      531,302
Shares subject to Crowley Family
 Shareholder Agreement                                 390,062
Restricted Stock Awarded to Mr. Callahan (1)            30,000
Shares issued in September, 1995 through
 401(k) Plan (2)                                        14,705
                                                       -------
                                                       966,069
                                                       =======

(1) 30,000 shares have been issued, with the 20,000 of such shares subject to possible forfeiture if performance objectives are not achieved.

(2) Shares are issued to 401(k) participants during the last month of each calendar quarter (March, June, September, December) based upon their elections. Based on the current market price of the company's stock the estimated shares to be issued in December, 1995 will be 1,000 shares.


                           Stock Options Granted

Grant Date              Shares              Exercise Price
----------              ------              --------------

03/25/92                 6,000                 $  5.875
04/23/92                10,000                    5.5625
10/14/92                10,000                    5.8125
03/23/94                10,000                   10.375
04/13/94                20,000                   10.00
03/22/95                40,000                    4.125
05/16/95                20,000                    4.75
                        ------
      TOTAL            116,000
                       =======





                                  ANNEX B
                                    to
                   Agreement and Plan of Reorganization


                              Acquired Stores



      New England
            1     University Mall, Burlington, Vermont (store #22)
            2     Champlain Center North, Plattsburg, New York (store
                  #20)
            3     Steeplegate Mall, Concord, New Hampshire (store #39)

      Albany
            4     Clifton Country Mall, Clifton Park, New York (store #4)
            5     Northway Plaza, Glens Falls, New York (store #11)

      Syracuse
            6     Riverside, North Utica, New York (store #19)
            7     Salmon Run Mall, Watertown, New York (store #15)
            8     New Hartford Shopping Center, New Hartford, New York
                  (store #18)

      Mid New York
            9     Newburg Mall, Newburg, New York (store #6)
            10    Downtown Tarrytown, Tarrytown, New York (store #9)

      Connecticut
            11    Blackrock Shopping Center, Fairfield, Connecticut
                  (store #23)
            12    Hamden Mart, Hamden, Connecticut (store #25)
            13    Waterford Shopping Center, Waterford, Connecticut
                  (store #24)

      South New Jersey
            14    Brick Plaza, Bricktown, New Jersey (store #55)
            15    Downtown Red Bank, Red Bank, New Jersey (store #64)